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                                                                    Exhibit 99.1


                         INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Directors and Stockholders
Valrico Bancorp, Inc. and Subsidiary
Valrico, Florida

We have reviewed the consolidated balance sheet of Valrico Bancorp, Inc. as of June 30, 2000, and the related consolidated statements of income for the quarters, and six months ended June 30, 2000 and June 30, 1999, and the consolidated statements of cash flow and stockholders' equity for the six months ended June 30, 2000 and June 30, 1999. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquires of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.


                                                    \s\ Rex Meighen & Company
                                                    ----------------------------
                                                    Rex Meighen & Company
                                                    Certified Public Accountants


Tampa, Florida
August 7, 2000